Exhibit 99.1


                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE



Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2502

                  Chris Hardman
                  720-888-2292



              Level 3 Completes Looking Glass Networks Acquisition



BROOMFIELD, Colo., August 3, 2006 -- Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has completed its acquisition of Looking Glass Networks, Inc., a privately held facilities-based provider of metropolitan transport services.

Pursuant to the purchase agreement dated June 2, 2006, Level 3 paid consideration to Looking Glass security holders of 21,300,779 unregistered shares of Level 3 common stock and approximately $8.7 million in cash. In connection with the closing, Level 3 repaid $67 million of outstanding Looking Glass debt.

"Completing this acquisition is another milestone for Level 3 in the expansion of our capabilities to offer more services in more markets." said Kevin O'Hara, president and chief operating officer of Level 3. "We believe Looking Glass' metro expertise and proven ability to grow revenues with high margins will help us grow our metro business."

Looking Glass, based in Oak Brook, Illinois, provides data transport services including SONET/SDH, Wavelength and Ethernet, as well as dark fiber and carrier-neutral colocation. Looking Glass' network includes approximately 2,000 route miles serving 14 major metro markets, with lit fiber connectivity to approximately 215 buildings. Looking Glass also has dark fiber connectivity to approximately 250 additional buildings.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of


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broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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